Exhibit 99.1

PRESS RELEASE

Home Point Capital Reports Third Quarter 2021 Financial Results

–Quarterly Origination Volume of $21 Billion, Up 14% Year-Over-Year–
–Broker Partner Growth of More Than 50% Year-Over-Year–
–Third Quarter Net Income of $71 Million; $0.51 per Share–

ANN ARBOR, Mich., November 4, 2021 — Home Point Capital Inc. (NASDAQ: HMPT) (“Home Point Capital” or the “Company”), the parent entity of Home Point Financial Corporation (“Homepoint”), today announced its financial results for the third quarter ended September 30, 2021.

“Our financial and operating results for the third quarter demonstrate the flexibility of Home Point Capital’s business model and team, particularly as we navigate through a challenging and competitive environment,” said Willie Newman, President and Chief Executive Officer. “We executed on a number of priorities during the third quarter including expanding our broker partner network, continuing to roll out productivity and efficiency initiatives, enhancing Homepoint’s partner and customer experience, and diversifying our capital markets execution alternatives. We remain focused on optimizing our business to create sustainable long-term value for our stakeholders.”

Third Quarter 2021 Financial and Key Performance Indicator Summary

($mm, except per share values)	For the quarter ended
	9/30/2021	6/30/2021	9/30/2020

Total Funded Origination Volume	$20,796	$25,466	$18,114
Total Fallout Adjusted Lock Volume	21,894	20,365	18,590
Gain on sale margin (bps)[1]	84	58	286
Servicing portfolio - Units	428,622	449,029	307,236
Servicing portfolio - UPB	$125,832	$124,259	$73,951

Total revenue, net	$274.6	$84.4	$510.8
Origination segment direct expenses	116.5	138.0	108.1
Servicing segment direct expenses	17.4	18.8	13.9
Corporate expenses	41.4	41.2	41.3
Total expenses	175.3	198.0	163.3
Net income (loss)	71.2	(73.2)	264.1
Net income (loss) per share[2]	$0.51	$(0.53)	$1.90

(1) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, interest income (expense), net, and loan servicing fees (expense) for the Origination segment.

(2) On January 21, 2021, Home Point Capital effected a stock split of its outstanding common stock pursuant to which the 100 outstanding shares were split into 1,388,601.11 shares each, for a total of 138,860,103 shares of outstanding common stock. As a result, all amounts relating to per share amounts have been retroactively adjusted to reflect this stock split.

Third Quarter 2021 Highlights

•	Quarterly funded origination volume of $21 billion, compared to $18 billion in the third quarter of 2020 and $25 billion in the second quarter of 2021.

•	Total revenue, net of $275 million, compared to $511 million in the prior year quarter and more than triple from $84 million in the second quarter of 2021.

•
Total revenue in the Origination segment of $184 million compared to $532 million in the third quarter of 2020 and $117 million in the second quarter of 2021. Gain on sale margin attributable to channels, before giving effect to the impact of capital markets and other activity, was 73 basis points in the third quarter of 2021, compared to 233 basis points in the third quarter of 2020 and flat versus 74 basis points in the second quarter of 2021.

•
Total expenses of $175 million for the third quarter of 2021 were up 7% versus the year-ago quarter and were down 11% compared to the second quarter of 2021. The sequential quarter decrease in total expenses was driven by a 16% reduction in Origination segment direct expenses and a 7% decline in Servicing segment direct expenses, while corporate expenses remained flat.

•
Net income of $71 million (or $0.51 per share), compared to net income of $264 million (or $1.90 per share) year-over-year, and compared to a net loss of $73 million (or a net loss of $0.53 per share) in the second quarter of 2021.

•	Broker Partners increased by more than 2,500 to 7,452 as of September 30, 2021 from the end of the third quarter of 2020, and increased by 714 from the end of the second quarter of 2021.

•
During the quarter, Home Point completed the sale of a mortgage servicing rights (“MSR”) portfolio of single-family mortgage loans serviced for the Government National Mortgage Association (“GNMA”) with an aggregate UPB of approximately $11 billion. The total purchase price for the servicing rights was approximately $122 million. The transaction further streamlined Home Point’s servicing operations, reduced overall portfolio delinquencies, and provided incremental liquidity which was used to reduce outstanding debt.

•
Servicing customers of 428,622 at the end of the third quarter of 2021 increased 40% from the end of the third quarter of 2020 and decreased 5% compared to end of the second quarter of 2021. The sequential quarter decrease in servicing customers was primarily due to the sale of the GNMA MSR portfolio, which was completed in the third quarter of 2021.

•
Servicing portfolio unpaid principal balance (“UPB”) totaled $125.8 billion as of September 30, 2021, up 70% from the end of the third quarter of 2020, and up 1% from the end of the second quarter of 2021.

•
Total servicing portfolio delinquencies improved to 0.9% compared to 6.6% in the year-ago quarter and 1.6% in the second quarter of 2021, primarily due to the GNMA servicing portfolio sale and continued growth in new servicing customers. The MSR multiple for the third quarter of 2021 of 4.2x increased from 2.6x in the year-ago quarter and 3.7x in the second quarter of 2021, primarily driven by slower prepayment speeds due to higher mortgage interest rates.

Origination Segment

Home Point Capital’s Origination segment originates and sells residential real estate mortgage loans. These loans are sourced through three channels. The primary channel is Wholesale, where the Company works with mortgage brokerages to source new customers. In the Correspondent channel, customers are acquired through a network of mortgage banks and financial institutions. The Direct channel retains serviced customers in the Home Point Capital ecosystem.

The Origination segment generated a contribution margin of $67 million in the third quarter of 2021, compared to $424 million in the third quarter of 2020 and $(21) million in the second quarter of 2021.

Origination Segment – Financial Highlights and Summary of Key Performance Indicators

($mm)	For the quarter ended
	9/30/2021	6/30/2021	9/30/2020

Gain on loans, net	$145.3	$75.0	$503.3
Loan fee income	34.5	39.5	28.2
Interest income, net and other income	4.1	2.7	0.6
Total Origination segment revenue	183.8	117.2	532.1
Directly attributable expense	(116.5)	(138.0)	(108.1)
Contribution margin	$67.3	$(20.8)	$424.0

Key Performance Indicators[1]	For the quarter ended
	9/30/2021	6/30/2021	9/30/2020

Total Funded Origination Volume	$20,796	$25,466	$18,114
Total Fallout Adjusted Lock Volume	$21,894	$20,365	$18,590

Gain on Sale Margin (bps)[2]	84	58	286

Origination Volume by Purpose:
Purchase	34.6%	35.2%	29.0%
Refinance	65.4%	64.8%	71.0%

Third Party Partners:
Number of Broker Partners	7,452	6,738	4,921
Number of Correspondent Partners	652	642	587

(1) See Appendix for additional volume and gain on sale information by channel.

(2) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, interest income (expense), net, and loan servicing fees (expense) for the Origination segment.

Servicing Segment

Home Point Capital’s Servicing segment generates revenue through contractual fees earned by performing daily administrative and management activities for mortgage loans that were primarily sourced by the Company’s Originations segment. These loans are serviced on behalf of investors/guarantors, primarily Fannie Mae, Freddie Mac and Ginnie Mae.

The Servicing segment generated a contribution margin of $86 million in the third quarter of 2021, compared to $(32) million in the third quarter of 2020 and $(40) million in the second quarter of 2021.

Servicing Segment – Financial Highlights and Key Performance Indicators

($mm)	For the quarter ended
	9/30/2021	6/30/2021	9/30/2020

Loan servicing fees	$91.8	$85.6	$48.1
Interest income, net and other income[1]	8.3	0.5	0.7
Total Servicing segment revenue	100.1	86.1	48.8
Directly attributable expense	(17.4)	(18.8)	(13.9)
Primary Margin	82.6	67.3	34.9
Change in MSR fair value: amortization	(73.9)	(77.7)	(54.9)
Adjusted contribution margin	8.7	(10.4)	(20.1)
Change in MSR fair value: mark-to-market, net of hedge	77.5	(29.2)	(11.8)
Contribution margin	$86.2	$(39.6)	$(31.9)

Key Performance Indicators	For the quarter ended[2]
	9/30/2021		6/30/2021		9/30/2020

MSR servicing portfolio - UPB	$125,832		$124,259		$73,951
Average MSR servicing portfolio - UPB	$125,046		$106,268		$70,426
MSR servicing portfolio - Units	428,622		449,029		307,236
Weighted average coupon rate	2.98%		3.09%		3.63%
60+ days delinquent, incl. forbearance	0.9%		1.6%		6.6%
60+ days delinquent, excl. forbearance	0.7%		1.3%		2.6%
MSR multiple	4.2	x	3.7	x	2.6	x

(1) Other income for the third quarter of 2021 includes a gain of $7.4 million from the sale of a portfolio of GNMA mortgage servicing rights, which was completed during the quarter.

(2) Figures as of period end, except “Average MSR servicing portfolio - UPB” which is average for the period.

Balance Sheet and Liquidity Highlights

Home Point Capital had available liquidity of $550 million as of September 30, 2021, comprising $161 million of cash and cash equivalents and $389 million of undrawn capacity from mortgage servicing rights lines of credit and other credit facilities. The Company’s warehouse capacity of $7.5 billion as of September 30, 2021 increased from $7.1 billion as of June 30, 2021.

($mm)	As of
	9/30/2021	6/30/2021	9/30/2020

Cash and cash equivalents	$160.6	$209.9	$271.6
Mortgage servicing rights (at fair value)	1,402.1	1,267.3	583.3
Warehouse lines of credit	6,308.5	5,057.6	2,092.5
Term debt and other borrowings, net	1,065.8	1,166.5	374.1
Total shareholders’ equity	761.2	709.3	742.8

Dividend

Home Point Capital’s board of directors has declared a cash dividend of $0.04 per share on its common stock for the third quarter ended September 30, 2021. This dividend will be paid on or about November 30, 2021 to holders of record at the close of business on November 15, 2021.

Conference Call and Webcast

Members of Home Point Capital’s management team will host a conference call and live webcast on Thursday, November 4, 2021 at 8:30 a.m. ET to review the Company’s financial results for the third quarter ended September 30, 2021.

The conference call may be accessed by dialing (877) 423-9813 (toll-free) or (201) 689-8573 (international), using the passcode 13723513. The number should be dialed at least ten minutes prior to the start of the call. A simultaneous webcast will also be available and can be accessed through the Investor Relations section of Home Point Capital’s website at investors.homepoint.com.

An investor presentation will be referenced during the call, and it will be available prior to the call through the Investor Relations section of Home Point Capital’s website.

A telephonic replay of the call will be available approximately two hours after the live call through Thursday, November 11, 2021 by dialing (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 13723513. To access a replay of the webcast, please visit Events in the Investor Relations section of Home Point Capital’s website.

About Home Point Capital

Home Point Capital is the parent company of Homepoint, one of the nation’s leading mortgage originators and servicers, as well as wholly owned subsidiaries Home Point Mortgage Acceptance Corporation and Home Point Asset Management. Home Point Capital’s primary business entity, Homepoint, puts people front and center of the homebuying and homeownership experience. The Company supports successful homeownership as a crucial element of broader financial security and well-being through delivering long-term value beyond the loan. Founded in 2015 and headquartered in Ann Arbor, Michigan, Homepoint works with a nationwide network of more than 6,500 mortgage broker and correspondent partners with deep knowledge and expertise about the communities and customers they serve. Today, Homepoint is the nation’s third-largest wholesale mortgage lender and the 7th-largest non-bank mortgage lender.

Home Point Financial Corporation d/b/a Homepoint. NMLS No. 7706 (For licensing information, go to: nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, “Homepoint” in IL, KY, LA, MD, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation, 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866.

Forward Looking Statements

This press release contains certain “forward-looking statements,” as that term is defined in the U.S. federal securities laws, including the Private Securities Litigation Reform Act of 1995. In addition, from time to time, the Company or its representatives have made, or may make, forward-looking statements orally or in writing. These forward-looking statements include, but are not limited to, statements other than statements of historical facts, including among others, statements relating to the Company’s future financial performance, the Company’s business prospects and strategy, anticipated financial position, liquidity and capital needs, the industry in which the Company operates and other similar matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” and the negative of these terms or other comparable terminology often identify forward-looking statements. These forward-looking statements, , which are based on currently available information, operating plans, and projections about events and trends, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated by forward-looking statements include, among others: our reliance on our financing arrangements to fund mortgage loans and otherwise operate our business; the dependence of our loan origination and servicing revenues on macroeconomic and U.S. residential real estate market conditions; counterparty risk; the requirement to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances; competition for mortgage assets that may limit the availability of desirable originations, acquisitions and result in reduced risk-adjusted returns; our ability to continue to grow our loan origination business or effectively manage significant increases in our loan production volume; competition in the industry in which we operate; our success and growth of our production and servicing activities and the dependence upon our ability to adapt to and implement technological changes; the effectiveness of our risk management efforts; our ability to detect misconduct and fraud; any cybersecurity risks, cyber incidents and technology failures; our vendor relationships; our failure to deal appropriately with various issues that may give rise to reputational risk, including legal and regulatory requirements; ; risks and uncertainties associated with litigation, including any employment, intellectual property, consumer protection, class action and other litigation matters, and related unfavorable publicity; exposure to new risks and increased costs as a result of initiating new business activities or strategies or significantly expanding existing business activities or strategies; the impact of changes in political or economic stability or in government policies on our material vendors with operations in India; the impact of interest rate fluctuations; risks associated with hedging against interest rate exposure; the impact of any prolonged economic slowdown, recession or declining real estate values; risks associated with financing our assets with borrowings; risks associated with a decrease in value of our collateral; the dependence of our operations on access to our financing arrangements; risks associated with the financial and restrictive covenants included in our financing agreements; risks associated with higher risk loans that we service; risks associated with derivative financial instruments; our ability to foreclose on our mortgage assets in a timely manner or at all; our ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct our business; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies or such changes that increase the cost of doing business with such entities; and the spread of the COVID-19 outbreak and severe disruptions in the U.S. and global economy and financial markets it has caused. You should carefully consider the foregoing factors and the other risks and uncertainties that may affect the Company’s business, including those described in documents filed from time to time by the Company with the Securities and Exchange Commission. Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date thereof. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

Consolidated Statements of Income (Loss)
($ in millions, except per share data)
(Unaudited)

($mm, except per share values)	For the quarter ended
	9/30/2021	6/30/2021	9/30/2020

Gain on loans, net	$145.5	$75.0	$503.3
Loan fee income	34.5	39.5	28.2
Interest income	36.7	34.6	14.7
Interest expense	(45.5)	(44.1)	(17.6)
Interest (expense), net	(8.8)	(9.5)	(2.9)
Loan servicing fees	91.8	85.6	48.4
Change in FV of MSR	3.5	(106.9)	(66.7)
Other income	8.1	0.7	0.5
Total revenue, net	274.6	84.4	510.8

Compensation and benefits	114.6	127.3	117.2
Loan expense	16.6	17.5	8.7
Loan servicing expense	6.7	7.5	6.5
Production technology	7.6	8.2	6.4
General and administrative	21.7	26.5	16.2
Depreciation and amortization	2.4	2.4	1.2
Other expense	5.6	8.6	7.1
Total Expenses	175.3	198.0	163.3

Pre-tax income	99.3	(113.6)	347.5
Pre-tax margin	36%	NM	68%
Income tax expense (benefit)	27.3	(27.2)	93.3
Income from equity method investment	(0.7)	13.2	9.9
Net income (loss)	$71.2	$(73.2)	$264.1
Net margin	26%	NM	52%
Basic and diluted earnings per share[1]:
Basic net income (loss) per share	$0.51	$(0.53)	$1.90
Diluted total net income (loss) per share	0.51	(0.52)	1.90
Basic weighted average common stock outstanding (mm)	139.1	138.9	138.8
Diluted weighted average common stock outstanding (mm)	140.0	140.5	139.2

Adjusted income statement metrics[2]:
Adjusted revenue	$196.4	$126.8	$532.5
Adjusted net income	15.1	(51.0)	272.7
Adjusted net margin	8%	NM	51%

(1) On January 21, 2021, Home Point Capital effected a stock split of its outstanding common stock pursuant to which the 100 outstanding shares were split into 1,388,601.11 shares each, for a total of 138,860,103 shares of outstanding common stock. As a result, all amounts relating to per share amounts have been retroactively adjusted to reflect this stock split.

(2) Non-GAAP measures. See non-GAAP reconciliation for a reconciliation of each measure to the nearest GAAP measure.

Consolidated Balance Sheets
($ in millions)
(Unaudited)

($mm)	As of
	9/30/2021	6/30/2021	9/30/2020

Assets:
Cash and cash equivalents	$160.6	$209.9	$271.6
Restricted cash	42.5	43.0	41.9
Cash and cash equivalents and Restricted cash	203.1	252.9	313.5
Mortgage loans held for sale (at fair value)	6,680.2	5,412.5	2,281.8
Mortgage servicing rights (at fair value)	1,402.1	1,267.3	583.3
Property and equipment, net	22.9	23.4	18.6
Accounts receivable, net	117.5	177.4	79.3
Derivative assets	164.6	125.2	284.4
Goodwill and intangibles	10.8	10.8	10.8
GNMA loans eligible for repurchase	265.1	988.2	2,919.9
Other assets	111.6	112.1	83.9
Total assets	$8,978.1	$8,369.7	$6,575.4

Liabilities and Shareholders’ Equity:
Warehouse lines of credit	$6,308.5	$5,057.6	$2,092.5
Term debt and other borrowings, net	1,065.8	1,166.5	374.1
Accounts payable and accrued expenses	127.8	146.1	313.9
GNMA loans eligible for repurchase	265.1	988.2	2,919.9
Deferred tax liabilities	224.3	196.8	113.0
Other liabilities	225.4	105.1	19.4
Total liabilities	8,216.9	7,660.3	5,832.7

Shareholders’ Equity:
Common stock	-	-	-
Additional paid in capital	522.1	520.5	363.4
Retained earnings	239.1	188.8	379.4
Total shareholders’ equity	761.2	709.3	742.8
Total liabilities and shareholders’ equity	$8,978.1	$8,369.7	$6,575.4

Volume and Margin Detail by Channel

VOLUME DETAIL BY CHANNEL

($mm)	For the quarter ended
	9/30/2021	6/30/2021	9/30/2020

Funded Origination Volume by Channel
Wholesale	$16,355	$18,380	$10,982
Correspondent	3,434	5,695	6,280
Direct	1,006	1,391	852
Total Funded Origination Volume	$20,796	$25,466	$18,114

Fallout Adjusted Lock Volume by Channel
Wholesale	$16,710	$15,566	$11,243
Correspondent	4,150	3,963	6,548
Direct	1,035	836	800
Total Fallout Adjusted Lock Volume	$21,894	$20,365	$18,590

GAIN ON SALE MARGIN DETAIL BY CHANNEL
($mm)	For the quarter ended
	9/30/2021		6/30/2021		9/30/2020
	$ Amount	Basis Points	$ Amount	Basis Points	$ Amount	Basis Points
Gain on Sale Margin by Channel
Wholesale	$122.0	73	$114.5	74	$359.5	320
Correspondent	8.4	20	9.3	23	40.4	62
Direct	30.3	292	26.3	315	33.6	420
Margin Attributable to Channels	160.6	73	150.1	74	433.5	233
Other Gain (Loss) on Sale[1]	23.2	NA	(32.9)	NA	98.6	NA
Gain on Sale Margin[2]	$183.8	84	$117.2	58	$532.1	286

(1) Includes interest income (expense), net, realized and unrealized gains (losses) on locks and mortgage loans held for sale, net hedging results, the provision for the representation and warranty reserve, and differences between modeled and actual pull-through.

(2) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, interest income (expense), net, and loan servicing fees (expense) for the Origination segment.

Summary Segment Results

($mm)	For the quarter September 30, 2021
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item[1]	Segments Total

Revenue:
Gain on loans, net	$145.3	$0.2	$145.5	$(0.0)	$145.5	$-	$145.5
Loan fee income	34.5	-	34.5	-	34.5	-	34.5
Loan servicing fees	0.0	91.8	91.8	-	91.8	-	91.8
Change in FV of MSRs, net	-	3.5	3.5	-	3.5	-	3.5
Interest income (loss), net	4.0	0.6	4.7	(13.5)	(8.8)	-	(8.8)
Other income[2]	-	7.5	7.5	(0.1)	7.4	0.7	8.1
Total Revenue	$183.8	$103.6	$287.5	$(13.6)	$273.9	$0.7	$274.6

Contribution margin	$67.3	$86.2	$153.5	$(55.1)	$98.6

($mm)	For the quarter June 30, 2021
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item[1]	Segments Total

Revenue:
Gain on loans, net	$75.0	$0.0	$75.0	$0.0	$75.0	$-	$75.0
Loan fee income	39.5	-	39.5	-	39.5	-	39.5
Loan servicing fees	-	85.6	85.6	-	85.6	-	85.6
Change in FV of MSRs, net	-	(106.9)	(106.9)	-	(106.9)	-	(106.9)
Interest income (loss), net	2.7	0.4	3.1	(12.6)	(9.5)	-	(9.5)
Other income	-	0.1	-	13.8	13.8	(13.2)	0.6
Total Revenue	$117.2	$(20.9)	$96.3	$1.2	$97.5	$(13.2)	$84.3

Contribution margin	$(20.8)	$(39.6)	$(60.4)	$(40.0)	$(100.4)

($mm)	For the quarter September 30, 2020
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item[1]	Segments Total

Revenue:
Gain on loans, net	$503.3	$-	$503.3	$-	$503.3		$503.3
Loan fee income	28.2	-	28.2	-	28.2		28.2
Loan servicing fees	0.2	48.1	48.3	-	48.3		48.3
Change in FV of MSRs, net	-	(66.7)	(66.7)	-	(66.7)		(66.7)
Interest income (loss), net	0.3	0.6	0.9	(3.8)	(2.9)		(2.9)
Other income	-	0.1	0.1	10.3	10.4	(9.9)	0.5
Total Revenue	$532.1	$(17.9)	$514.2	$6.5	$520.7	$(9.9)	$510.8

Contribution margin	$424.0	$(31.9)	$392.1	$(34.8)	$357.4

(1) The Company includes the income from its equity method investments in the All Other category. In order to reconcile to Total net revenue on the condensed consolidated statements of operations, it must be removed as is presented above.

(2) Other income in the Servicing segment for the third quarter of 2021 includes a gain of approximately $7.4 million from the sale of a portfolio of Government Natioal Mortgage Association mortgage servicing rights, which was completed during the quarter.

GAAP to Non-GAAP Reconciliations

RECONCILIATION OF ADJUSTED REVENUE TO TOTAL REVENUE, NET

($mm)	For the quarter ended
	9/30/2021	6/30/2021	9/30/2020

Total revenue, net	$274.6	$84.4	$510.8
Income from equity method investment	(0.7)	13.2	9.9
Change in fair value of MSR, net of hedge	(77.5)	29.2	11.8
Adjusted revenue	$196.4	$126.8	$532.5

RECONCILIATION OF ADJUSTED NET INCOME TO TOTAL NET INCOME (LOSS)

($mm)	For the quarter ended
	9/30/2021	6/30/2021	9/30/2020

Total net income (loss)	$71.2	$(73.2)	$264.1
Change in fair value of MSR, net of hedge	(77.5)	29.2	11.8
Income tax effect of change in fair value of MSR, net of hedge	21.3	(7.0)	(3.2)
Adjusted net income	$15.1	$(51.0)	$272.7

RECONCILIATION OF ADJUSTED NET MARGIN TO NET MARGIN

($mm)	For the quarter ended
	9/30/2021	6/30/2021	9/30/2020

Total revenue, net	$274.6	$84.4	$510.8
Total net income (loss)	71.2	(73.2)	264.1
Net margin	26%	NM	52%

Adjusted revenue	$196.4	$126.8	$532.5
Adjusted net income	15.1	(51.0)	272.7
Adjusted net margin	8%	NM	51%

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined under Generally Accepted Accounting Principles (“GAAP”), we disclose Adjusted revenue, Adjusted net Income, and Adjusted net margin as “non-GAAP measures,” which management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define Adjusted revenue as Total net revenue exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge and adjusted for Income from equity method investment.

We define Adjusted net income as Net income (loss) exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge.

We exclude changes in fair value of MSRs, net of hedge from each of Adjusted revenue and Adjusted net income (loss) as they add volatility and are not indicative of the Company’s operating performance or results of operation. This adjustment does not include changes in fair value of MSRs due to realization of cash flows, which remain in each of Adjusted revenue and Adjusted net income (loss). Realization of cash flows occurs when cash is collected as customers make scheduled payments, partial prepayments of principal, or pay their mortgage in full.

We define Adjusted net margin by dividing Adjusted net income by Adjusted revenue.

We believe that the presentation of Adjusted revenue, Adjusted net Income, and Adjusted net margin provides useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted revenue, Adjusted net Income, and Adjusted net margin provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. The Company measures the performance of the segments primarily on a contribution margin basis. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. However, these measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, or any other operating performance measure calculated in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Investor Relations Contact:

Home Point Capital:
Gary Stein
investor@hpfc.com
(734) 205-9680

Media Contacts:

Home Point Capital:
Brad Pettiford
media@hpfc.com

Haven Tower for Home Point Capital:
homepoint@haventower.com